Exhibit 10.21

GRANT AGREEMENT

THIS GRANT AGREEMENT, made as of this 25th day of March, 2004, by and between the CITY OF DANVILLE, VIRGINIA, a municipal subdivision of the Commonwealth of Virginia (hereinafter the “City”) and LUNA INNOVATIONS, (hereinafter “LUNA”) a corporation under the laws of the state of Delaware.

WHEREAS, LUNA has agreed to locate a nanomaterials manufacturing and research operation, within the City limits of the City of Danville, Virginia during calendar year 2004; and

WHEREAS, LUNA has proposed to make capital equipment acquisitions in the City of Danville and is planning on making estimated taxable capital expenditures in the amount of at least Six Million Four Hundred Nine Thousand Dollars $6,409,000 within the next thirty (30) months from the date of the agreement and will maintain the $6,409,000 investment for the following thirty (30) months, a total period of sixty (60) months from the date of this agreement.

WHEREAS, LUNA anticipates it will create fifty-four (54) new full time jobs at their Danville operations, at an average wage of at least thirty-nine thousand dollars ($39,000) per year – plus benefits, within the next thirty (30) months from the date of the agreement and will maintain such employment levels for following thirty (30) months, a total period of sixty (60) months from the date of this agreement; and

WHEREAS, the City has received notification of expected grants from the Governor’s Opportunity Fund in the amount of $250,000.00, from the Tobacco Indemnification and Community Revitalization Commission, (the “Tobacco Commission”) in the amount of $400,000.00, and is providing a Technology Enhancement grant in the amount of $250,000.00, for a total grant incentive of $900,000.00 (the “Grant Funds”) which the City agrees to extend to LUNA pursuant to the terms of this Grant Agreement for capital improvements to a City approved facility that will be used by LUNA as one of its operations; and

WHEREAS, the City finds that the provisions of this Grant Agreement, and the commitments of the City herein will promote the expansion of commercial growth in the City of Danville by inducing commercial and economic development within the City limits, and that such development will promote the safety, health, welfare, convenience, and prosperity of the citizens of the City of Danville.

NOW, THEREFORE, the City and LUNA agree as follows:

1. Operation: LUNA agrees to locate a nanomaterials manufacturing and research operation in calendar year 2004 to Danville and to maintain its operations in Danville for sixty (60) months from the date of the Agreement.

2. Capital Expenditures: LUNA agrees, within thirty (30) months from the date of this Agreement (September 25, 2006) to invest in (by order, purchase or relocation) new and used equipment with a taxable value of at least Five Million, One Hundred Seventy Nine Thousand Dollars ($5,179,000) and to invest One Million Two Hundred Thirty Thousand ($1,230,000) in a City IDA approved facility – for a total investment of Six Million Four Hundred Nine Thousand Dollars ($6,409,000), and to maintain such investments in its Danville facility for the following 30 months, a total of at least sixty (60) months from the date of this Agreement (March 25, 2009).

3. Job Requirements: LUNA agrees, within thirty months of this agreement (September 25, 2006) to create a total of fifty-four (54) new full time jobs at the Danville operation, at an average wage of at least $39,000 per year – plus benefits, for its Danville operations and to maintain these new jobs for the following (30) months, for a total of sixty (60) months from the date of this Grant Agreement.

4. Funds Extended to LUNA: After receipt of the grant funds from the Governor’s Opportunity Fund in the amount of $250,000.00, and the Tobacco Commission grant funds in the amount of $400,000.00, the City will provide a Technology Enhancement Grant in the amount of $250,000.00. The Grant Funds will be extended to LUNA in the total amount of Nine Hundred Thousand Dollars ($900,000.00) which must be used in compliance with the grant guidelines of the Governor’s Opportunity Grant Fund, (See Attached Exhibit “A”) and the grant guidelines of the Tobacco Commission, (See Attached Exhibit “B”), which guidelines are incorporated herein and made a part hereof by reference as if fully set forth, for the preparation, construction and improvements made to a City approved facility for the direct benefit of LUNA, in exchange for the Grant Funds described herein and under the conditions stated in this Agreement. It is expressly understood that if all of the Grant terms are satisfied in accordance with this Agreement, then all grant funds shall be irrevocably deemed non-refundable.

5. Grant Repayment if Terms are not Satisfied:

a. The Grant will not be repayable except as provided in section 5(b.) below. If by thirty months from the date of this agreement (September 25, 2006), LUNA has met the taxable capital investment of Six Million Four Hundred Nine Thousand Dollars ($6,409,000) within the City of Danville set out above, and retained the investment for the following thirty (30) months, for a total period of sixty (60) months (through March 25, 2009) from the date of this agreement and if by thirty months from the date of this agreement (September 25, 2006) LUNA has met the job creation threshold of fifty-four (54) new full time jobs at the Danville operation, at an average wage of at least thirty-nine thousand dollars ($39,000) per year – plus benefits and LUNA maintains the aforementioned jobs at the Danville operation for the following (30) months, for a total period of sixty (60) months (through March 25, 2009) from the date of this agreement through March 25, 2009), and satisfies all other Grant terms contained in this Agreement, then the Grant Funds shall be irrevocably deemed non-refundable.

b. For purposes of repayment, the Grants are to be allocated as 50% for the Company’s capital investment commitment and 50% for its employment commitment. Therefore, if LUNA does not meet at least ninety percent (90%) of its capital investment commitment ($5,768,100) as set forth in paragraph two (2) above by September 25, 2006 and does not meet at least ninety percent (90%) of its new job commitment (49 jobs) as set forth in paragraph three (3) above by September 25, 2006, LUNA shall repay to CITY that part of the Grant Funds that is proportional to the shortfall, as provided by the following example:

A grant of $900,000.00 is considered to be $450,000.00 for the capital investment commitment by Company and $450,000.00 for the employment commitment. If, after 30 months the capital investment of Company is at least $5,768,100.00 and the number of new jobs created by Company is at least 49, no refund is required. If, after 30 months the capital investment is only $3,204,500.00, and the new jobs created is 36, the Company shall refund to the CITY 50 percent of the fund related to capital investment; i.e., the sum of $225,000.00 and 33 percent of the fund related to job creation-i.e., the sum of $148,500.00.

6. Job Maintenance Required: If the new employment level drops below fifty-four (54) new full time jobs for any one hundred and eighty (180) consecutive days between September 25, 2006 and February 25, 2009, the Grant Funds described herein shall become repayable in accordance with paragraph 5(b).

7. Jobs Report: LUNA agrees to report to the City every six (6) months from the date of the agreement, the number of new full-time jobs and part time jobs that have been created in the City of Danville.

8. Equipment Report: LUNA agrees to report to the City every six (6) months from the date of the agreement, the taxable capital investment made in the City of Danville. LUNA also agrees to provide a certificate to the City, verifying that LUNA has invested at least Six Million Four Hundred Nine Thousand Dollars ($6,409,000) in capital expenditures within the City of Danville as soon as completed but no later than September 25, 2006.

9. Audit and Guideline Requirements: LUNA agrees to comply with the grant guidelines of the Governor’s Opportunity Grant Fund, (See Attached Exhibit “A”) and the grant guidelines of the Tobacco Commission, (See Attached Exhibit ”B”). LUNA further agrees to cooperate with the City in meeting the audit requirements of the Governor’s Opportunity Fund and the Tobacco Commission Grant by furnishing any information needed to verify the performance of the terms of this Agreement.

10. Governing Law: This Agreement and the performance hereof shall be governed by and enforced under the laws of the Commonwealth of Virginia, and if legal action by either party is necessary for or with respect to the enforcement of any or all of the terms and conditions hereof, then exclusive venue therefore shall lie in the City of Danville, Virginia.

11. Execution: This agreement is signed in duplicate, each of which shall constitute an original.

WITNESS the following signatures and seals:

CITY OF DANVILLE, VIRGINIA

By:	/S/ JERRY L. GWALTNEY
Jerry L. Gwaltney City Manager

ATTEST:

City Clerk

LUNA INNOVATIONS

By:	/S/ KENT A. MURPHY
Kent A. Murphy
Its:	CEO

ATTEST:

Secretary

COMMONWEALTH OF VIRGINIA CITY OF DANVILLE

The foregoing instrument was acknowledged before me this          day of                     , 2004, by Jerry L. Gwaltney, in his capacity as City Manager of the City of Danville, Virginia, on behalf of the Corporation.

Notary Public

My commission expires:

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me this          day of                 , 2004, by                     , in his capacity as                                  of LUNA, on behalf of the corporation.

Notary Public

My commission expires: